Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Christopher V. Vitale
(609) 716-8200

AMREP ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

Princeton, New Jersey, August 18, 2016 - AMREP Corporation (NYSE:AXR) today announced that Robert Wisniewski has been appointed as Executive Vice President and Chief Financial Officer of AMREP effective as of November 1, 2016. Clifford Martin, currently Vice President and Chief Financial Officer of AMREP, will become Treasurer of the Company and Chief Financial Officer of its Palm Coast Data LLC subsidiary as of November 1, 2016.

“I know Bob well and have worked closely with him in the past,” said Edward B. Cloues, II, Chairman of AMREP. “He possesses strong finance and accounting skills, is an executive of the highest integrity, and has a proven record of public company leadership in the finance area. Bob will be a great asset to AMREP as we strive to build the Company,” said Mr. Cloues. “We thank Cliff for stepping in as Chief Financial Officer of AMREP during the past few months and look forward to his return to his former positions as Treasurer of the Company and Chief Financial Officer of Palm Coast Data LLC.”

Prior to being appointed Executive Vice President and Chief Financial Officer of the Company, Mr. Wisniewski held senior level accounting and finance positions at various Coperion entities, which manufacture process and material handling equipment and systems and are subsidiaries of Hillenbrand, Inc., a New York Stock Exchange listed company, and at K-Tron International, Inc., a NASDAQ Global Market company, which was acquired by Hillenbrand in 2010. Mr. Wisniewski served as the Senior Vice President and Chief Financial Officer of K-Tron. He holds a B.S. degree in Economics from the Wharton School of the University of Pennsylvania and is a certified public accountant who spent 11 years at Ernst & Whinney (now Ernst & Young) earlier in his career.

About AMREP – AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Fulfillment Services business operated by Palm Coast Data LLC and its affiliates provides subscription fulfillment, contact center and related services to publishers, membership organizations, government agencies and others, and its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area.